UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 7, 2012
(Date of earliest event reported)

ALASKA AIR GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2012, the Board of Directors of Alaska Air Group, Inc. (the “Company”) made the following appointment, effective immediately:

Eric Yeaman, President and CEO of Hawaiian Telcom, was appointed to the Company's and its subsidiaries' boards of directors. Yeaman will serve on the audit committee of the Company's board. The board has determined that Yeaman is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Yeaman will participate in the current director compensation arrangements applicable to non-employee directors. Under the terms of those arrangements, Yeaman will receive a prorated annual retainer of $21,500 for service on the Company's board for 2012. In addition, under the Company's 2008 Performance Incentive Plan, Yeaman received a grant of 554 deferred stock units (determined by dividing $23,000 by the closing price of the Company's common stock on the date of Yeaman's appointment to the board). The stock units will be paid in shares of the Company's common stock on a one-for-one basis following the termination of Yeaman's service as a member of the board.

ITEM 7.01 Regulation FD Disclosure.

On November 8, 2012, the Company issued a press release announcing the appointment of Eric Yeaman to the Company's board of directors and other executive elections. The press release is furnished as Exhibit 99.1.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: November 8, 2012

/s/ Keith Loveless
Keith Loveless
Corporate Secretary and General Counsel